Exhibit 3.56

SINGLE-MEMBER

OPERATING ARRANGEMENT

OF

REO MANAGEMENT SOLUTIONS, LLC

LIMITED LIABILITY COMPANY

THIS OPERATING ARRANGEMENT is hereby established, this the 12th day of October, 2009, by Reverse Mortgage Solutions, Inc., the Initial Member.

The Initial Member contemplates that additional Members may join the limited liability company in the future, and the following Operating Arrangement has therefore been developed.

ARTICLE I

FORMATION OF LIMITED LIABILITY COMPANY

1. Formation of LLC. The Initial Member has formed a limited liability company in the State of Delaware named REO Management Solutions, LLC (“LLC”). The operation of the LLC shall be governed by the terms of this Arrangement and the applicable laws of the State of Delaware relating to the formation, operation and taxation of a LLC. To the extent permitted by law, the terms and provisions of this Arrangement shall control if there is a conflict between state law and this Arrangement. The LLC shall be taxed as a sole proprietorship until and unless additional Members are added, after which the LLC will be taxed as a partnership. Any provisions of this Arrangement that may cause the LLC not to be taxed as a sole proprietorship or partnership shall be inoperative.

2. Certificate of Formation. The Initial Member has caused to be filed a Certificate of Formation, (“Certificate”) of record with the state, thereby creating the LLC.

3. Business. The business of the LLC shall be: the management of real estate owned mortgage on behalf of financial institutions,

and

a)	To conduct or promote any lawful businesses or purposes that a limited liability company is legally allowed to conduct or promote, within this state or any other jurisdiction.

4. Registered Office and Registered Agent. The registered office and place of business of the LLC shall be Thomas Helm and the registered agent at such office shall be 5222 FM 1960 West, Suite 325, Houston, TX 77069. The registered office and/or registered agent may be changed from time to time

5. Duration. The LLC will commence business as of the date of filing its Certificate and will continue in perpetuity.

6. Fiscal Year. The LLC’s fiscal and tax year shall end December 31.

6. Fiscal Year. The LLC’s fiscal and tax year shall end December 31.

ARTICLE II

MEMBERS

7. Initial Member. The Initial Member of the LLC is Reverse Mortgage Solutions, Inc..

8. Additional Members. The first new Member, or new Members if several are to be added simultaneously, may be admitted only upon the approval of the Initial Member. Following the addition of a Member or Members, further new Members may be admitted only upon the consent of a majority of the existing Members and upon compliance with the provisions of this Arrangement.

ARTICLE III

MANAGEMENT

9. Management. The Initial Member shall manage the LLC, and shall have authority to take all necessary and proper actions to conduct the business of the LLC. Anyone authorized by the Initial Member may take any authorized action on behalf of the LLC.

ARTICLE IV

CONTRIBUTIONS, PROFITS, LOSSES, AND DISTRIBUTIONS

10. Interest of Members. Each Member shall own a percentage interest (sometimes referred to as a share) in the LLC. The Member’s percentage interest shall be based on the amount of cash or other property that the Member has contributed to the LLC and that percentage interest shall control the Member’s share of the profits, losses, and distributions of the LLC.

11. Initial Contribution. The initial contribution of the Initial Member is $0, representing a 100% interest in the LLC.

12. Additional Contributions. In the event additional Members are added, upon a majority vote, the Members may be called upon to make additional cash contributions as may be necessary to carry on the LLC’s business. The amount of any additional cash contribution shall be based on the Member’s then existing percentage interest. To the extent a Member is unable to meet a cash call, the other Members can contribute the unmet call on a pro rata basis based on the Members’ percentage interests at that time, and the percentage interest of each Member will be adjusted accordingly.

13. Record of Contributions/Percentage Interests. A record shall be kept of all contributions to, and percentage interests in, the LLC. This Arrangement, any amendment(s) to this Arrangement, and all Resolutions of the Members of the LLC shall constitute the record of the Members of the LLC and of their respective interest therein.

14. Profits and Losses. The profits and losses and all other tax attributes of the LLC shall be allocated to the Initial Member until such time as additional Members are added at which time, the profits and losses and all other tax attributes of the LLC shall be allocated to the Members on the basis of the Members’ percentage interests in the LLC.

15. Distributions. Any Distributions of cash or other assets of the LLC (other than in dissolution of the LLC) shall be made in the total amounts and at the times as determined by the Initial Member. Should additional Members be added, distributions of cash or other assets of the LLC (other than in dissolution of the LLC) shall be made in the total amounts and at the times as determined by a majority of the Members. Any such distributions shall be allocated among the Members on the basis of the Members’ percentage interests in the LLC.

16. Change in Interests. In the event additional Members are added, and if during any year there is a change in a Member’s percentage interest, the Member’s share of profits and losses and distributions in that year shall be determined under a method which takes into account the varying interests during the year.

ARTICLE V

VOTING; CONSENT TO ACTION

17. Voting by Members. Until such time as additional Members are added, all decisions will be made by the Initial Member. Should additional Members be added, each Member shall be entitled to vote on any matter voted on by the Members. Voting shall be based on the percentage interest owned by each Member. The action may be taken with or without a meeting.

18. Majority Defined. As used throughout this agreement the term “majority” of the Members shall mean a majority of the ownership interest of the LLC as determined by the records of the LLC on the date of the action. For example, if one Member with a 51% interest votes for passage, and five Members with a combined 49% interest vote against passage, the majority has voted for passage because 51% of the ownership interest has voted for passage.

Similarly, a reference to a percentage of the Members, for example: “75% of the Members,” shall mean a percentage of the ownership interest of the LLC.

19. Majority Required. Should additional Members be added, any action that requires the vote or consent of the Members may be taken upon a majority vote of the Members, based on the Members’ percentage interests unless unanimous consent is required by this Arrangement.

20. Meetings - Written Consent. Action of the Members or Officers may be accomplished with or without a meeting. If a meeting is held, evidence of the action shall be by Minutes or Resolution reflecting the action of the Meeting, signed by a majority of the Members, or the President and Secretary. Action without a meeting may be evidenced by a written consent signed by a majority of the Members.

21. Meetings. Meetings of the Members shall be held as determined by the Members or as may be called by a majority of the Members, or if a Manager was selected, then by the Manager of the LLC, or if Officers were elected or appointed, by any officer.

ARTICLE VI

DISSOCIATION OF MEMBERS

22. Termination of Membership. A Member’s interest in the LLC shall cease upon the occurrence of one or more of the following events;

(a)	A Member withdraws by giving the LLC thirty (30) days written in advance of the withdrawal date. Withdrawal by a Member is not a breach of this Arrangement.

(b)	A Member assigns all of his/her interest (and not merely a partial interest) to a qualified third party.

(c)	A Member dies.

(d)	There is an entry of an order by a court of competent jurisdiction adjudicating the Member incompetent to manage his/her person or his/her estate.

(e)	In the case of an estate that is a Member, the distribution by the fiduciary of the estate’s entire interest in the LLC.

(f)	In the case of an entity that is a Member, the distribution upon dissolution of the entity’s entire interest in the LLC.

(g)	A Member, without the consent of a majority of the Members: (1) makes an assignment for the benefit of creditors; (2) files a voluntary petition in bankruptcy; (3) is adjudicated a bankrupt or insolvent; (4) files a petition or answer seeking for himself any reorganization, arrangement, composition, readjustment, liquidation, dissolution, or similar relief under any statute, law or regulation; (5) files an answer or other pleading admitting or failing to contest the material allegations of a petition filed against him in any proceeding of the nature described in this paragraph; (6) seeks, consents to, or acquiesces in the appointment of a trustee, receiver, or liquidator of the Member or of all or any substantial part of his properties; or (7) if any creditor permitted by law to do so should commence foreclosure or take any other action to seize or sell any Member’s interest in the LLC.

(h)	If within one hundred twenty (120) days after the commencement of any action against a Member seeking reorganization, arrangement, composition, readjustment, liquidation, dissolution, or similar relief under any statute, law, or regulation, the action has not been dismissed and/or has not been consented to by a majority of the Members.

(i)	If within ninety (90) days after the appointment, without a Member’s consent or acquiescence, of a trustee, receiver, or liquidator of the Member or of all or any substantial part of the Member’s properties, said appointment is not vacated or within ninety (90) days after the expiration of any stay, the appointment is not vacated and/or has not been consented to by a majority of the Members.

(j)	Any of the events provided in applicable provisions of state or federal law that are not inconsistent with the dissociation events identified above.

23. Effect of Dissociation. Any dissociated Member shall not be entitled to receive the fair value of his LLC interest solely by virtue of his dissociation. A dissociated Member that still owns an interest in the LLC shall be entitled to continue to receive such profits and losses, to receive such distribution or distributions, and to receive such allocations of income, gain, loss, deduction, credit or similar items to which he would have been entitled if still a Member. For all other purposes, a dissociated Member shall no longer be considered a Member and shall have no rights of a Member.

ARTICLE VII

RESTRICTIONS ON TRANSFERABILITY OF LLC INTEREST;

SET PRICE FOR LLC INTEREST

24. LLC Interest. The LLC interest is personal property. A Member has no interest in property owned by the LLC.

25. Encumbrance. A Member can encumber his LLC interest by a security interest or other form of collateral only with the consent of a majority of the other Members. Such consent shall only be given if the proceeds of the encumbrance are contributed to the LLC to respond to a cash call of the LLC.

26. Sale of Interest. A Member can sell his LLC interest only as follows:

(a)	If a Member desires to sell his/her interest, in whole or in part, he/she shall give written notice to the LLC of his desire to sell all or part of his/her interest and must first offer the interest to the LLC. The LLC shall have the option to buy the offered interest at the then existing Set Price as provided in this Arrangement. The LLC shall have thirty (30) days from the receipt of the assigning Member’s notice to give the assigning Member written notice of its intention to buy all, some, or none of the offered interest. The decision to buy shall be made by a majority of the other Members. Closing on the sale shall occur within sixty (60) days from the date that the LLC gives written notice of its intention to buy. The purchase price shall would be determined at the time of sale based on the appraised value or an agreed to price.

(b)	To the extent the LLC does not buy the offered interest of the selling Member, the other Members shall have the option to buy the offered interest at the Set Price on a pro rata basis based on the Members’ percentage interests at that time. If Member does not desire to buy up to his/her proportional part, the other Members can buy the remaining interest on the same pro rata basis. Members shall have fifteen (15) days from the date the LLC gives its written notice to the selling Member to give the selling Member notice in writing of their intention to buy all, some, or none of the offered interest. Closing on the sales shall occur within sixty (60) days from the date that the Members give written notice of their intention to buy. The purchase price from each purchasing Member shall be paid in cash at closing.

(c)	To the extent the LLC or the Members do not buy the offered interest, the selling Member can then assign the interest to a non-Member. The selling Member must close on the assignment within ninety (90) days of the date that he gave notice to the LLC. If he does not close by that time, he must again give the notice and options to the LLC and the LLC Members before he sells the interest.

(d)	A non-Member purchaser of a Member’s interest cannot exercise any rights of a Member unless a majority of the non-selling Members consent to him becoming a Member. The non-Member purchaser will be entitled, however, to share in such profits and losses, to receive such distributions, and to receive such allocation of income, gain, loss, deduction, credit or similar items to which the selling Member would be entitled, to the extent of the interest assigned, and will be subject to calls for contributions under the terms of this Arrangement. The purchaser, by purchasing the selling Member’s interest, agrees to be subject to all the terms of this Arrangement as if he were a Member.

27. Set Price. The Set Price for purposes of this Arrangement shall be the price fixed by consent of a majority of the Members. The Set Price shall be memorialized and made a part of the LLC records. The initial Set Price for each Member’s interest is the amount of the Member’s contribution(s) to the LLC, as updated in accordance with the terms hereof. Any future changes in the Set Price by the Members shall be based upon net equity in the assets of the LLC (fair market value of the assets less outstanding indebtedness), considering the most recent appraisal obtained by the LLC for its assets, as may be adjusted by the Members in their discretion. The initial Set Price shall be adjusted upon demand by a Member but not more than once a year unless all Members consent. This basis for determining the Set Price shall remain in effect until changed by consent of a majority of the Members. The Members will consider revising the basis for determining the Set Price at least annually.

ARTICLE VIII

OBLIGATION TO SELL ON A DISSOCIATION

EVENT CONCERNING A MEMBER

28. Dissociation. Except as otherwise provided, upon the occurrence of a dissociation event with respect to a Member, the LLC and the remaining Members shall have the option to purchase the dissociated Member’s interest at the Set Price in the same manner as provided herein and as if the dissociated Member had notified the LLC of his desire to sell all of his LLC interest. The date the LLC received the notice as provided herein triggering the options shall be deemed to be the date that the LLC receives actual notice of the dissociation event.

ARTICLE IX

DISSOLUTION

29. Termination of LLC. The LLC will be dissolved and its affairs must be wound up only upon such a decision by the Initial Member, provided no new Members have been added, or upon the written consent of seventy-five percent (75%) of the all Members should additional Members be added.

30. Final Distributions. Upon the winding up of the LLC, the assets must be distributed as follows: (a) to the LLC creditors; (b) to Members in satisfaction of liabilities for distributions; and (c) to Members first for the return of their contributions and secondly respecting their LLC interest, in the proportions in which the Members share in profits and losses.

ARTICLE X

TAX MATTERS

31. Capital Accounts. Capital accounts shall be maintained consistent with Internal Revenue Code § 704 and the regulations thereunder.

32. Sole Proprietorship/Partnership Election. The Initial Member elects that the LLC be taxed as a sole proprietorship, and that if additional Members are admitted, the LLC be taxed as a partnership. Any provisions of this Arrangement that may cause the LLC not to be taxed as a sole proprietorship or partnership shall be inoperative.

ARTICLE XI

RECORDS AND INFORMATION

33. Records and Inspection. The LLC shall maintain at its place of business the Certificate of Formation, any amendments thereto, this Arrangement, and all other LLC records required to be kept by applicable law, and the same shall be subject to inspection and copying at the reasonable request, and the expense, of any Member.

34. Obtaining Additional Information. Subject to reasonable standards, each Member may obtain from the LLC from time to time upon reasonable demand for any purpose reasonably related to the Member’s interest as a Member in the LLC: (1) information regarding the state of the business and financial condition of the LLC; (2) promptly after becoming available, a copy of the LLC’s federal, state, and local income tax returns for each year; and (3) other information regarding the affairs of the LLC as is just and reasonable.

ARTICLE XII

MISCELLANEOUS PROVISIONS

35. Amendment. Except as otherwise provided in this Arrangement, any amendment to this Arrangement may be proposed by a Member. Unless waived by the Members, the proposing Member shall submit to the Members any such proposed amendment together with an opinion of counsel as to the legality of such amendment and the recommendation of the Member as to its adoption. A proposed amendment shall become effective at such time as it has been approved in writing by a majority of the Members. This Arrangement may not be amended nor may any rights hereunder be waived except by an instrument in writing signed by the party sought to be charged with such amendment or waiver, except as otherwise provided in this Arrangement.

36. Applicable Law. To the extent permitted by law, this Arrangement shall be construed in accordance with and governed by the laws of the State of Delaware.

37. Pronouns, Etc. References to a Member or Manager, including by use of a pronoun, shall be deemed to include masculine, feminine, singular, plural, individuals, partnerships, corporations or other business entities, where applicable.

38. Counterparts. This instrument may be executed in any number of counterparts each of which shall be considered an original.

39. Specific Performance. Each Member agrees with the other Members that the other Members would be irreparably damaged if any of the provisions of this Arrangement are not performed in accordance with their specific terms and that monetary damages would not provide an adequate remedy in such event. Accordingly, it is agreed that, in addition to any other remedy to which the non-breaching Members may be entitled, at law or in equity, the non-breaching Members shall be entitled to injunctive relief to prevent breaches of this Arrangement and, specifically, to enforce the terms and provisions of this Arrangement in any action instituted in any court of the United States or any state thereof having subject matter jurisdiction thereof.

40. Further Action. Each Member, upon the request of the LLC, agrees to perform all further acts and to execute, acknowledge and deliver any documents which may be necessary, appropriate, or desirable to carry out the provisions of this Arrangement.

41. Method of Notices. All written notices required or permitted by this Arrangement shall be hand delivered or sent by registered or certified mail, postage prepaid, addressed to the LLC at its place of business or to a Member as set forth on the Member’s signature page of this Arrangement (except that any Member may from time to time give notice changing his address for that purpose), and shall be effective when personally delivered or, if mailed, on the date set forth on the receipt of registered or certified mail.

42. Facsimiles. For purposes of this Arrangement, any copy, facsimile, telecommunication or other reliable reproduction of a writing, transmission or signature may be substituted or used in lieu of the original writing, transmission or signature for any and all purposes for which the original writing, transmission or signature could be used, provided that such copy, facsimile telecommunication or other reproduction shall have been confirmed received by the sending Party.

43. Computation of Time. In computing any period of time under this Arrangement, the day of the act, event or default from which the designated period of time begins to run shall not be included. The last day of the period so computed shall be included, unless it is a Saturday, Sunday or legal holiday, in which event the period shall run until the end of the next day which is not a Saturday, Sunday or legal holiday.

* * *

WHEREFORE, the Initial Member, being the single Member of this LLC, has executed this Arrangement on the 12th day of October, 2009.

Signed:

Print Name:	H. Marc Helm

Address:	2727 Spring Creek Drive Spring, Texas 77373